Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL FIRST QUARTER 2010 EARNINGS PER SHARE OF $0.87

NEW YORK, July 21, 2009 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that earnings per share for the first quarter of fiscal 2010 were $0.87.  Reported earnings per share in the first quarter of fiscal 2009 were $0.79 and included a one-time pre-tax charge of $44.1 million, or $.08 per share net of tax, related to the termination of the Azor® co-promotion agreement with Daiichi Sankyo.

Net revenues for the quarter, which includes net sales, contract revenue, interest and other income, were $1,008.2 million, an increase of 4.3% from $966.8 million in the year-ago period.

Net sales for the quarter increased 6.1% to $948.2 million from $893.7 million in the year-ago period.
Sales of Lexapro® (escitalopram oxalate), an SSRI for the treatment of depression in adults and adolescents and generalized anxiety disorder in adults were $565.5 million, a decline of 3.0% from the year-ago period.  Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease totaled $259.3 million during the quarter, an increase of 18.6% from last year’s first quarter.  Sales of Bystolic®, a beta-blocker for the treatment of hypertension, were $37.7 million. Bystolic was launched in January 2008, and sales in last year’s fiscal first quarter were $4.4 million. The Company’s newest product, Savella™, a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, which was launched in late April 2009, recorded sales of $9.6 million.  Contract revenue declined 11.9% to $47.7 million, principally due to lower Benicar® (olmesartan medoxomil) co-promotion income of $44.7 million, a decrease of 14.6% compared to last year’s first quarter.  Per the agreement with Daiichi Sankyo, active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Interest income of $12.2 million decreased from $18.2 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Selling, general and administrative expense decreased 9.1% to $311.8 million primarily due to the Azor termination payment recorded in the first quarter last year.  Excluding the Azor impact, SG&A increased 4.3%  and reflects the level of effort required to support our currently marketed products, particularly our most recently launched products, Bystolic and Savella.  Research and development spending increased 31.2% to $147.1 million compared to the year-ago period and reflects the level of spending required to advance our current pipeline of development products.

Income tax expense for the quarter was $69.6 million, reflecting a quarterly effective tax rate of 20.9%.  Reported net income for the quarter ended June 30, 2009 was $262.9 million compared to $242.9 million reported for last year’s first quarter.

Diluted shares outstanding at June 30, 2009 were 303,393,000, a reduction of approximately 4.9 million shares compared to the year-ago period due mainly to the Company’s share repurchase program.  There were no share repurchases during the current quarter.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are very pleased with the solid financial results that the Company reported for the quarter and with the excellent performance of our newest products Bystolic and Savella.   Bystolic continued its strong sales performance for the quarter and the recent launch of Savella has been very satisfactory.  We just recently were able to report positive Phase III clinical results for ceftaroline in the treatment of community acquired bacterial pneumonia (CABP).  These results along with the previously announced positive Phase III study results for ceftaroline in the treatment of complicated skin and skin structure infections (cSSSI), will serve as the basis for our New Drug Application, which we expect to submit to the FDA around the end of calendar 2009.

In addition, this quarter we filed a sNDA for Bystolic for the indication of congestive heart failure (CHF).  We recently initiated Phase III studies of linaclotide for the treatment of constipation predominant irritable bowel syndrome (IBS-C).  Phase III studies of linaclotide for chronic constipation (CC) are already underway.  Importantly, we continue to identify and evaluate numerous business development opportunities and we expect to further advance and expand our development pipeline throughout this year.”

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until August 4, 2009 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 13756094.

About Forest Laboratories

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.
FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	THREE MONTHS
(In thousands, except per share amounts)	ENDED JUNE 30
	2009	2008
Revenues:
Net sales	$948,242	$893,745
Contract revenue	47,709	54,153
Interest income	12,200	18,230
Other income		716
Net revenues	1,008,151	966,844

Costs and expenses:	216,744	197,340
Cost of goods sold	311,807	342,955
Selling, general and administrative	147,126	112,112
Research and development	675,677	652,407

Income before income tax expense	332,474	314,437

Income tax expense	69,576	71,517

Net income	$262,898	$242,920

Net income per share:
Basic	$0.87	$0.79
Diluted	$0.87	$0.79

Weighted average number of shares outstanding:
Basic	302,958	307,493
Diluted	303,393	308,329